Exhibit 99.1

URS ACQUISITION OFFER RECOMMENDED BY SCOTT WILSON

$242 Million Cash Transaction Significantly Expands URS’ Presence in
U.K. Infrastructure Market and Deepens Worldwide Capabilities

Transaction Expected to be Accretive to URS’ GAAP EPS in Fiscal 2011

SAN FRANCISCO, CA – June 28, 2010 – URS Corporation (NYSE: URS) and Scott Wilson Group plc. (LSE: SWG), the U.K.-based integrated design and infrastructure engineering consultancy, today announced the terms of a recommended offer for URS to acquire Scott Wilson.  The proposed acquisition, which has been unanimously recommended by the board of Scott Wilson, will significantly expand URS’ infrastructure capabilities in the United Kingdom across a range of long-term growth markets, including rail and transit, transportation infrastructure, and ports and harbors.  The proposed acquisition also will enhance URS’ worldwide capabilities outside of the U.K.  Upon completion of the transaction, URS will have an expanded global presence to support the extensive global client base of the combined group.

Scott Wilson has more than 5,500 employees and a network of 80 offices around the world, including offices in key regional centers such as London, Hong Kong, New Delhi, Warsaw and Dubai.  In the company’s 2010 fiscal year, which ended on May 2, 2010, Scott Wilson had revenues of approximately £340 million and net income of £13.6 million, which equates to approximately $510 million and $20.4 million, respectively.1  Approximately 72% of the company’s fiscal 2010 revenues came from the U.K. and Ireland, with the balance originating in Asia Pacific (12%), Europe (9%), Middle East (4%) and India (3%).  The company’s order book was £244 million, or $366 million, at the end of its 2010 fiscal year.

Martin M. Koffel, Chairman and Chief Executive Officer of URS, said, “The proposed acquisition of Scott Wilson is a compelling transaction for URS and an important step forward in our strategy to expand our capabilities in the U.K. infrastructure market and in other key regions around the world.  Upon completion of this transaction, we expect URS would be among the top ten U.K. engineering firms by revenue, with the added scale and expertise to perform some of the largest and most complex infrastructure assignments in the country.  Outside of the U.K., Scott Wilson’s offices in Warsaw, Hong Kong, New Delhi and Dubai provide a strong complement to URS’ locations in Frankfurt, Paris, Madrid, Milan, Shanghai, Sydney and Toronto, further expanding our geographic footprint and ability to support public and private sector clients worldwide.”

Mr. Koffel continued: “Scott Wilson’s market sectors are also well aligned with URS’ existing focus.  In addition to its strong infrastructure practice, Scott Wilson is well positioned in the environment and natural resources sectors, including the nuclear power market, which is a key area of strength for URS.”

Geoff French, Chairman of Scott Wilson, said, “In an increasingly global marketplace, the Board believes that a combination with URS will significantly enhance Scott Wilson’s business opportunities and represents a compelling proposition for our shareholders, clients and employees.  This offer reflects the underlying value of Scott Wilson’s business and provides our shareholders with an opportunity to realise that value in cash today.  In addition, as part of an enlarged and global group, our employees will be able to participate in larger and more complex projects, as well as benefit from further investment in new areas of expertise.  We are extremely excited about our future with URS and look forward to providing our clients with access to an enlarged global footprint and an ability to service their needs across a wider range of services and sectors.”

Transaction Terms

Under the terms of the agreement, shareholders of Scott Wilson will receive 210 pence in cash for each Scott Wilson share, which values the entire issued and to be issued share capital at approximately £161 million, or approximately $242 million.

H. Thomas Hicks, Chief Financial Officer of URS, said, “Scott Wilson brings a history of profitability and strong recent cash flow generation, a team of highly talented professionals, a solid order book and an excellent position in attractive markets.  In particular, the Company is benefiting from its substantial international businesses outside the U.K. and Ireland, and its strong position in the U.K. and European road and high speed rail markets.  As part of URS, we see increased opportunities to leverage the combined company’s client base, capabilities and geographic reach.”

The transaction is structured as a court-sanctioned Scheme of Arrangement under the laws of the U.K. and is subject to the approval of Scott Wilson’s shareholders, court approval in the U.K., and regulatory approvals in various jurisdictions.  URS expects that the transaction will close in the third quarter of 2010 and will be accretive to earnings per share in fiscal year 2011 on a GAAP basis.  Due to the anticipated timing of the closing, URS expects that the transaction will not have a significant impact on its fiscal year 2010 results.  The transaction is not conditional on financing.

Upon completion of the transaction, it is intended that Hugh Blackwood, Group Chief Executive of Scott Wilson, will join URS’ Management Committee and will oversee from London the combined international operations for U.K./Ireland, Europe, Middle East, India, and China.  It is also intended that other members of Scott Wilson’s executive management team will have roles with URS.  These will be finalized following closure of the transaction.

DC Advisory Partners (lead) and Citi acted as financial advisors to URS and Cooley LLP and Ashurst LLP served as URS’ legal counsel.  Greenhill & Co. International LLP and Brewin Dolphin acted as financial advisors to Scott Wilson and Mayer Brown served as Scott Wilson’s legal counsel.

Conference Call Information

URS will host a conference call on Monday, June 28, 2010, at 8:30 a.m. ET to discuss the transaction.  The dial-in number for United States callers is (888) 868-9083 and the dial-in number for participants located outside of the United States is (973) 935-8512. The passcode for all callers is 84215178. A slide presentation and live audio webcast of the call will be available at www.urscorp.com.  A replay of the conference call will be available beginning the afternoon of June 28, 2010, and can be accessed by dialing (800) 642-1687 from within the United States or (706) 645-9291 from outside of the United States.  The passcode for the replay is 84215178.

About URS Corporation

URS Corporation (NYSE: URS) is a leading provider of engineering, construction and technical services for public agencies and private sector companies around the world.  The company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services. URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs. URS Corporation has approximately 42,000 employees in a network of offices in more than 30 countries (www.urscorp.com).

About Scott Wilson Group plc
Scott Wilson Group plc is a global integrated design and engineering firm for the built and natural environments. With its headquarters in the United Kingdom, the Group has a worldwide network of 80 offices and more than 5,500 employees. Scott Wilson offers strategic consultancy and multi-disciplinary professional services in the railways, buildings & infrastructure, environment & natural resources and roads sectors.  Scott Wilson’s principal operating regions are the United Kingdom, Asia-Pacific, Europe, India and the Middle East, with regional centers in London, Hong Kong, Warsaw, New Delhi and Dubai.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to the anticipated closing and benefits of the acquisition, including future financial and earnings impact, future business opportunities, future capabilities and expertise, future competitive positioning, the expected closing of the acquisition and future economic and industry conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution you against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties. A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: whether Scott Wilson shareholders will approve the acquisition; whether and when approval of the UK court and other required regulatory approvals will be obtained; whether another bidder may make a superior offer for Scott Wilson; whether any of the anticipated benefits of the acquisition will be realized; potential difficulties that may be encountered in integrating the businesses, economic weakness and declines in client spending; changes in our book of business; our compliance with government contract procurement regulations; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed priced contract on earnings; the inherent dangers at our project sites; impairment of our goodwill; the impact of changes in laws and regulations; nuclear indemnifications and insurance; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; third-party software risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks and other factors discussed more fully in our Form 10-Q for the period ended April 2, 2010 as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission.  The forward-looking statements represent our current expectations and intentions as of the date on which made and we assume no obligation to revise or update any forward-looking statements.

Important Merger Information

The transaction is proposed to be made by means of Scheme of Arrangement under the U.K. City Code on Takeovers and Mergers (“the Code”). The Scheme is not subject to the tender offer or proxy rules under the United States Securities Exchange Act of 1934, as amended. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable to schemes of under the Code, which differ from the requirements of the United States tender offer and proxy rules.

This communication does not constitute an offer or invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction. The full terms and conditions of the transaction (including the Scheme) will be set out in a separate document that will include (among other things) the full terms of the Scheme (the Scheme Document). Shareholders of Scott Wilson are advised to read carefully and in its entirety the Scheme Document in relation to the transaction, once it has been issued, before making any decision with respect to the transaction.

Contact:

URS Corporation                                                                                                            Scott Wilson Group plc.
Sam Ramraj                                                                                                               Hugh Blackwood
Vice President, Investor Relations                                                                               Group Chief Executive
(415) 774-2700                                                                                                          + 44 (0) 207 798 5187

Sard Verbinnen & Co                                                                                                    Sean Cummins
Hugh Burns/Briana Kelly/Meghan Stafford                                                               Group Finance Director
(212) 687-8080                                                                                                                  + 44 (0) 207 798 5245

Citigate Dewe Rogerson, London                                                                                Financial Dynamics
Patrick Donovan/Grant Ringshaw/Toby Mountford                                                Charles Armitstead
+44 (0) 207 638 9571                                                                                                        + 44 (0) 207 269 7275

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